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                                                                    Exhibit 23.2



                              ACCOUNTANTS' CONSENT


The Board of Directors
American Retirement Corporation:


We consent to incorporation by reference in the Registration Statement No. 333-28657 on Form S-8 of American Retirement Corporation of our report dated February 11, 1998, except as to note 14, which is as of July 14, 1998, relating to the consolidated balance sheet of American Retirement Corporation and subsidiaries as of December 31, 1997 and the consolidated balance sheet of American Retirement Communities, L.P. and its consolidated entities as of December 31, 1996, and the related consolidated statements of operations, changes in partners'/shareholders' equity, and cash flows for the year ended December 31, 1997, for the year ended December 31, 1996 and for the period April 1, 1995 through December 31, 1995, and the related combined statements of operations, changes in partners'/shareholders' equity, and cash flows of American Retirement Corporation and combined entities for the period from January 1, 1995 through March 31, 1995, which report appears in the Prospectus Supplement dated July 30, 1998 filed in connection with Registration Statement No. 333-54015 on Form S-3 of American Retirement Corporation.

Our report refers to a change in the presentation of the cost basis of financial information for periods subsequent to a purchase business combination effected on April 1, 1995.


                                           KPMG Peat Marwick LLP


Nashville, Tennessee
November 3, 1998